UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 27, 2012 (August 23, 2012)

BioDrain Medical, Inc.

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State or Other Jurisdiction of Incorporation)

333-155299	33-1007393
(Commission File Number)	(IRS Employer Identification No.)

2915 Commers Drive, Suite 900

Eagan, Minnesota 55121

(Address of Principal Executive Offices and Zip Code)

(651) 389-4800 begin_of_the_skype_highlighting              (651) 389-4800      end_of_the_skype_highlighting

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 7, 2011, Chad Ruwe departed as Chief Operating Officer of BioDrain Medical, Inc., See Form 8-K filed on December 13, 2011.

On August 21, 2012, the Company entered into a separation agreement with Chad Ruwe, the former COO of the Company. Mr. Ruwe resigned from the Company’s Board of Directors on July 24, 2012 for personal reasons. Under the agreement, the Company issued to Mr. Ruwe 1,166,667 shares of Common Stock, representing a payment of $175,000.00 at a valuation of $0.15 per share. The Company also agreed to amend Mr. Ruwe’s warrant dated July 2, 2008 for the purchase of 571,429 shares, at an exercise price of $.46 per share to extend the expiration date of the warrant by two years, to July 2, 2014. In addition, the Company agreed to grant to Mr. Ruwe an additional warrant to purchase 200,000 shares of Common Stock at an exercise price of $0.15 per share, with an expiration date of June 29, 2017. Further, the Company agreed to exchange Mr. Ruwe’s options for 700,000 shares of common stock at a purchase price of $.15 for a warrant to purchase 700,000 shares of common stock at $.15 per share with an expiration date of June 29, 2017. Mr. Ruwe and his affiliates agreed to release the Company and affiliated parties from any claims other than a breach of the separation agreement, and the parties agreed not to disparage each other.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 27, 2012

BIODRAIN MEDICAL, INC.

By:	/s/ Joshua Kornberg
Joshua Kornberg
Chief Executive Officer